EXHIBIT 99.1

FOR IMMEDIATE RELEASE
November 2, 2009
For Further Information Contact:

Lisa Jabbour
RMS Medical Products
800-624-9600
845-469-2042

               NEW HELP FOR DOCTORS IN COMBATTING H1N1 (SWINE FLU)

(Chester, NY - November 2, 2009) -- As the outbreak of H1N1 (Swine Flu) intensifies, there is a growing need for greater speed and accuracy in collecting specimens from patients for testing to determine with what they've been infected. The government's Centers for Disease Control and Prevention (CDC) has issued interim guidance covering the collection, processing and testing of patient samples. Many state and local medical authorities have incorporated the CDC's recommendations into their own guidance.

That's why Repro-Med Systems, Inc., (REPR), dba RMS Medical Products of Chester, NY, now offers a Specimen Collection Kit (SCK) for its RES-Q-VAC(R) portable hand held suction pump. The new kit makes it especially convenient for medical personnel to collect samples in accordance with guidance recommendations and their own local procedures. Samples can come from the nasal passages or throat of a patient suspected to have H1N1, RSV (Respiratory Syncytial Virus) or any other similar illness.

"Obtaining a reliable sample by inserting a swab deep into nasal passages can be tricky, especially when the patients are children who quickly become uncomfortable," noted Andrew Sealfon, President of RMS Medical Products, Inc. "This outbreak of swine flu seems to be hitting younger age groups especially hard," he added. Sealfon explained, "Using our new Specimen Collection Kit does away with the deep penetration and potential damage of using swab which can also contaminate the specimen. A few drops of saline solution are placed into the nostrils, then RES-Q-VAC suctions out the needed sample so quickly the patient doesn't have time to become discomforted."

The SCK consists of a sterile 55ml vial, a sterile 14-inch catheter, and a cap and label to help ensure proper transport of the sample. The RES-Q-VAC commonly is used for emergency suctioning of patients requiring airway management, such as when a patient becomes unconscious after a heart attack or stroke. It is used in hospitals, by ambulance personnel, fire/rescue personnel, and wherever reliable suctioning is needed. Because RES-Q-VAC works without electrical power or batteries, many institutions keep it in reserve for use during power outages and natural disasters.

Facilities already using RES-Q-VAC will only need to order a supply of the specimen collection kits to fit the suction pumps they already have.

Medical professionals can find out more about the RES-Q-VAC Specimen Collection Kit by contacting RMS Medical Products at 800-624-9600 or at info@rmsmedicalproducts.com.

RMS Medical Products, manufacturer of the RES-Q-VAC designs and manufactures innovative medical devices directing its resources to the global markets for emergency medical products leading with its Res-Q-Vac Airway Suction System and infusion therapy with its Freedom60(R) Syringe Infusion Systems for use with antibiotics, subcutaneous immune globulin, pain control and chemotherapeutic drugs, among others. These cutting edge products improve the quality of health care while maintaining favorable operational costs. For further information, visit our web site at http://www.RMSmedicalproducts.com.